UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2006, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) approved amendments to the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “Plan”). The Plan is a nonqualified, noncontributory, defined-benefit retirement plan for certain senior executives of the Company or its subsidiaries. Originally established in 1987, the Plan is intended to constitute an unfunded deferred compensation plan under the Employee Retirement Income Security Act of 1974, as amended. The Company maintains the Plan for the purpose, among other things, of attracting and retaining executives.

The Compensation Committee amended the Plan to comply with the requirements of Section 409A of the Internal Revenue Code, and to eliminate a lump sum payment option under which a participant could elect to be paid his or her benefits in a single lump sum shortly after retirement. In addition, language in the Plan relating to a “Qualifying Member” has been eliminated.

None of the amendments to the Plan will result in an increase in the cost to the Company of providing benefits thereunder. The amendments are effective January 1, 2007.

The Plan provides participants with a two-part benefit: a “top hat” benefit, which restores certain benefits that cannot be provided under the Company’s basic tax-qualified retirement plan (the “Basic Plan”) due to tax law limitations or to participants’ past participation in the Company’s deferred compensation plan; and a “supplemental” benefit, which provides incremental retirement benefits for participants who stay with the Company until at least age 55.

The top hat benefit vests on the same terms as the benefit under the Basic Plan. The supplemental benefit vests on the latter of (i) the first of the month coinciding with or immediately following the participant’s 55th birthday or (ii) the date on which the participant has completed five years of service with the Company. A participant who does not satisfy the requirements to vest in the top hat benefit prior to the date his or her retirement receives no benefit under the Plan. A participant who vests in the top hat benefit but not the supplemental benefit receives only the top hat benefit. A participant who vests in both the top hat benefit and the supplemental benefit and who retires after attaining age 55 receives the top hat benefit and a portion or all of the supplemental benefit, depending on age at retirement.

As amended, the default form of payment under the Plan is a four-year certain annuity, which provides that the participant will receive his or her entire benefit over a period of four years. Other payment options are (i) a single life annuity for the participant’s lifetime payable in equal monthly installments, (ii) an annuity in monthly installments for ten years from the participant’s retirement, and for life thereafter if the participant survives the ten-year period, and (iii) a joint and survivor annuity so that the participant receives a monthly installment for the duration of the participant’s life and the participant’s beneficiary receives a monthly installment for the duration of his or her life in an amount that is either 50% or 100% of the participant’s monthly installment, as elected by the participant.

The following table shows annual 50% joint and survivor life annuity benefits payable under the Plan to eligible officers retiring at the normal retirement age of 65 with a spouse of the same age. Forms of benefit payment other than the 50% joint and survivor life annuity, or retirement at an age earlier than 65, would result in different annual benefits to eligible officers.

EXECUTIVE RETIREMENT PLAN TABLE

Estimated Annual Benefit Under Executive Retirement Plan

For Years Of Benefit Service Credited(1)

Remuneration

(2)(3)

20	25	30	35	40
$300,000	$47,305	$58,467	$69,628	$72,277	$74,927
560,000	136,735	170,254	203,773	221,403	239,034
820,000	226,165	282,042	337,918	370,529	403,140
1,080,000	315,595	393,830	472,063	519,654	567,247
1,340,000	405,025	505,617	606,208	668,780	731,353
1,600,000	494,455	617,405	740,354	817,906	895,460
1,860,000	583,886	729,193	874,499	967,032	1,059,566
2,120,000	673,316	840,980	1,008,644	1,116,158	1,223,673

__________

(1)	The service credited for retirement benefit purposes as of September 30, 2006 is as follows: Mr. Ackerman, 38 years, 2 months; Mr. Smith, 28 years, 2 months; Mr. Tanski, 27 years, 6 months.

(2)

Compensation covered for retirement benefit purposes is based on the average of the “annual cash compensation” (including At Risk Awards, other performance-related lump-sum compensation and certain restricted stock) payable for the 60 consecutive month period during the last ten years before retiring which produces the highest average. Accordingly, the current compensation covered by the Executive Retirement Plan (meaning the average “annual cash compensation” for the 60 months ending September 2006) is as follows: Mr. Ackerman, $1,734,960; Mr. Smith, $759,597; Mr. Tanski, $415,378.

(3)	Benefits described in this table reflect a partial offset for Social Security benefits.

In addition, on December 6, 2006, the Compensation Committee approved long-term performance incentives under the National Fuel Gas Company Performance Incentive Program (the “Program”). The Committee established levels of performance at which 50%, 100%, 150% and 200% of the Target Incentive will be payable, as set forth below. For performance levels between established levels, a portion of the Target Incentive will be payable as determined by mathematical interpolation.

The Committee designated a Performance Period of October 1, 2006 to September 30, 2009. The Performance Condition is the Company’s total return on capital as compared to that of a group of peer companies. Payment will be made in accordance with the Program if the Company achieves performance as detailed below:

National Fuel Rank	Percentage of
as a Percentile of	Target Incentive
Peer Group	Paid

Less than 45.01%	0%
45.01%	50.00%
60.00%	100.00%
75.00%	150.00%
100.00%	200.00%

For the October 1, 2006 to September 30, 2009 Performance Period, the Committee approved the following Target Incentives for the named executive officers of the Company: P. C. Ackerman, $774,000; D. F. Smith, $385,000; and R. J. Tanski, $308,750.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By:	/s/ J. R. Peterson
J. R. Peterson
Assistant Secretary

Dated: December 12, 2006